Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2022	July 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021

Revenue	$210,266	$219,948	$181,288	$824,549	$663,761

Cost of goods sold	129,997	136,085	129,347	530,336	496,717

Gross Profit	80,269	83,863	51,941	294,213	167,044

Operating Expenses:

Selling, general and administrative	15,683	15,960	14,322	63,989	57,525

Research and development	4,045	4,151	4,100	18,341	18,490

Total Operating Expenses	19,728	20,111	18,422	82,330	76,015

Other operating (loss) income, net	-	(23)	-	(17)	3,525

Operating Income	60,541	63,729	33,519	211,866	94,554

Non-operating income, net	10,797	3,641	3,809	27,167	7,452

Income Before Income Tax Provision	71,338	67,370	37,328	239,033	102,006

Income tax provision	16,074	18,146	8,697	59,791	23,190

Net Income	55,264	49,224	28,631	179,242	78,816

Net income attributable to noncontrolling interests	18,204	17,994	8,820	60,456	23,367

Net income attributable to Photronics, Inc. shareholders	$37,060	$31,230	$19,811	$118,786	$55,449

Earnings per share:

Basic	$0.61	$0.51	$0.33	$1.96	$0.90

Diluted	$0.60	$0.51	$0.33	$1.94	$0.89

Weighted-average number of common shares outstanding:

Basic	60,773	60,701	60,216	60,559	61,407

Diluted	61,374	61,299	60,908	61,189	61,999